For Immediate Release

The McGraw-Hill Companies Reports
First Quarter EPS of $0.20

New York, NY, April 28, 2009—The McGraw-Hill Companies (NYSE: MHP) today reported earnings per diluted share of $0.20 for the first quarter of 2009 compared to $0.25 for the same period last year. Net income for the first quarter was $63.0 million versus $81.1 million for the first quarter of 2008. Revenue declined 5.7% in the first quarter to $1.1 billion.

“The challenging economy, a seasonally slow start in the elementary-high school business and continued weakness in advertising and the structured finance market were important factors in our first quarter decline,” said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies. “We benefited from a first quarter surge in investment grade corporate issuance, primarily in the industrial sector, substantial gains in the U.S. college and university market and outstanding results from Platts in the energy market. In this economic environment, we continue to keep a tight grip on costs and expenses. Cost containment will be a priority for us all year.

Education: “Revenue for this segment declined 5.3% to $312.6 million in the first quarter compared to the same period last year. The operating loss for the period was cut by 15.7% to $76.6 million. Foreign exchange rates reduced revenue by $13.3 million, but had a favorable impact of $4.8 million on operating loss for the segment.

“Revenue for the McGraw-Hill School Education Group decreased by 11.6% in the first quarter to $122.6 million.  Reflecting the unfavorable impact of foreign exchange, revenue for the McGraw-Hill Higher Education, Professional and International Group was off 0.7% to $190.0 million.

“In a seasonally slow period for the elementary-high school market, we experienced softness in residual products and supplemental materials. Typically, residual and supplementary products represent the majority of first quarter sales, but in 2009 there was also a year-over-year decline in our sales in North Carolina, the only adoption state that places substantial orders for new products in the first quarter. Last year, we benefited from a strong performance in North Carolina’s social studies adoption for grades 6-12. That success made comparisons more challenging in 2009 because North Carolina is spending less to buy materials on health for grades 6-12 and the McGraw-Hill School Education Group is not taking significant share in the state’s K-5 math adoption this year.

“In testing, we benefited from a gain in revenue for Acuity, our formative assessment program. Results for custom products also improved, reflecting additional work in both domestic and international markets. In the “off-the-shelf” category, our assessment program for English-language learners, LAS Links, continued to make good progress.

“For McGraw-Hill Higher Education, Professional and International Group, a solid first quarter performance in the U.S. college and university market was offset by the impact of foreign exchange on international business and reduced demand at retail in face of a weakening economy.

“In the U.S. college and university market, we are seeing higher enrollments and a market trend toward later second semester ordering, which shifts more sales from December into the first quarter. All our major imprints showed gains in the first quarter. The leading best sellers were:
▪	Sanderson, Computers in the Medical Office, 6th Edition
▪	Booth, Medical Assisting, 3rd Edition
▪	Lucas, The Art of Public Speaking, 10th Edition
▪	McConnell, Economics, 18th Edition
▪	Block, Foundations of Financial Management, 13th Edition.

“In both higher education and professional markets, digital products and services produced double-digit increases in the first quarter. Homework management products, which include the new McGraw-Hill Connect series, continue to lead our digital lineup in the U.S. college and university market. In professional markets, our digital subscription products are growing internationally and showing strong renewals across the board.

“Major new digital subscription products introduced in recent months include Access Anesthesiology; JAMAevidence, which was developed with the Journal of the American Medical Association; Access Engineering and HarrisonMedicina, a new Spanish-language version of Harrison’s Online.

Financial Services: “Revenue for this segment declined 5.3% to $610.2 million in the first quarter compared to the same period last year. Operating profit decreased by 12.3% to $231.6 million. Foreign exchange rates reduced revenue by $23.8 million, but had a favorable impact of $3.7 million on operating profit.

“Revenue for Standard & Poor’s Credit Market Services, which provides independent global credit ratings, credit risk evaluations and ratings-related information and products, declined by 8.4% to $391.4 million in the first quarter compared to the same period last year.

“Revenue for Standard & Poor’s Investment Services, which provides comprehensive value-added financial data, information, investment indices and research, increased by 0.8% to $218.8 million.

“Non-transaction revenue at S&P Credit Market Services decreased 3.8% to $279.8 million in the first quarter primarily due to a reduction in fees earned for work performed on cancelled transactions. Non-transaction revenue also includes surveillance fees, annual contracts and subscriptions. In the first quarter of 2009, non-transaction revenue accounted for 71.5% of S&P Credit Market Services’ revenue compared to 68.0% for the same period last year.

“Unsettled conditions in global financial markets were evident in the new issue bond market. Transaction revenue at S&P Credit Market Services declined 18.3% or $25.0 million in the first quarter to $111.6 million. In addition to ratings of publicly issued debt, transaction revenue now includes bank loan ratings and corporate credit estimates.

“New issue dollar volume in the United States dropped 10.9% in the first quarter compared to the same period last year, according to S&P estimates and information from Thomson Financial and Harrison Scott Publications. Corporate new issue dollar volume increased 13.9%. Public finance was up 0.3%. Mortgage-backed securities fell by 48.1%. Asset-backed securities were off 83.5%. Collateralized debt obligations were down by 61.3%.

“In Europe, new issue dollar volume in the first quarter was up 49.8% as a 74.1% increase in corporate issuance offset a 90.5% decline in structured finance.

“The sharp increase in corporate issuance in Europe did not significantly impact S&P Credit Market Services’ transaction revenue because many of the European issuers were already rated under annual contracts with S&P and revenues were adversely affected by foreign exchange rates.  In the first quarter, Credit Market Services’ international revenue decreased 13.0% or by $26.6 million to $177.9 million compared to the same period last year; $18.6 million of the decrease was attributed to foreign exchange rates. International revenue accounted for 45.5% of S&P Credit Market Services’ revenue compared to 47.9% for the same period last year.

“For S&P Investment Services, gains at Index Services and Capital IQ offset softness in investment research products and services for retail markets and lower demand for fund management ratings from European funds.

“In a contracting market, Capital IQ increased the number of clients by 14.9% over the prior year and 1.5% since the end of 2008. As of March 31, Capital IQ had more than 2,700 clients.

“Index Services continued to grow even though assets under management in exchange-traded funds based on S&P indices declined at the end of the first quarter by 24.4% to $158.6 billion compared to the same period last year. Increased customer demand for index data, growth in index license fees for mutual funds and over-the-counter derivatives all contributed to Index Services’ first quarter improvement. In the first quarter, the average daily volume of more than 3.6 million contracts represented a 3.5% increase over the comparable period last year. S&P is paid a royalty each time a contract is traded.

Information & Media: “Revenue for this segment declined 7.4% to $225.4 million in the first quarter of 2009 compared to the same period last year. Operating profit decreased 76.4% to $2.8 million. Foreign exchange rates did not have a material effect on revenue but had a $3.6 million favorable impact on operating profit.

“First quarter revenue and operating profit were affected by the conversion of a number of J.D. Power and Associates syndicated studies to the online Compass Platform. As a result, $4.7 million of revenue and $2.3 million of operating profit that would have been recognized in the first quarter were deferred and will be recognized ratably over the 12-month Compass service period.

“Revenue in the first quarter fell 5.7% to $207.1 million for the Business-to-Business Group, which includes the following brands:  Aviation Week, BusinessWeek, J.D. Power and Associates, McGraw-Hill Construction and Platts.

“A solid performance by Platts’ news and pricing services for global energy markets was offset by declines at J.D. Power and Associates and decreases in advertising in the construction industry and at BusinessWeek.

“Advertising pages in BusinessWeek’s global edition were down 39.8%. In the first quarter, according to the Publishers Information Bureau, BusinessWeek published 10 issues in the first quarter compared to 12 for the same period last year.

“Revenue at the Broadcasting Group was off 22.9% to $18.3 million in the first quarter, reflecting softness in both local and national advertising and the absence of political advertising in a non-election year.

SFAS 160: “Starting in the first quarter of 2009, operating results reflect the impact of a reclassification of noncontrolling interests as required by Statement of Financial Accounting Standards No. 160 “Noncontrolling interests in Consolidated Financial Statements, an amendment of ARB 51” (SFAS 160). The new pronouncement requires separate reporting of net income attributable to noncontrolling interests. Previously, the Company reported this amount within selling and general expense.

“The reclassifications modestly impact operating profit and margins for the McGraw-Hill Education and Financial Services segments.  The reclassification also reduced the Company’s effective tax rate to 36.4% in the first quarter of 2009.  For comparability, prior period amounts have been retroactively restated in accordance with SFAS 160.

The Outlook: “Faced with continuing economic pressures in some of our key markets, we now expect revenue to decline 4.0% to 5.0% in 2009. In our previous guidance, we anticipated a decrease of 1.0% to 2.0%.  But based on tight expense controls, we are maintaining our previous earnings per diluted share guidance of $2.20 to $2.30.”

Conference Call/Webcast Details: The Corporation’s senior management will review the first quarter earnings results on a conference call scheduled for this morning, April 28, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Relations Website at http://www.mcgraw-hill.com/investor_relations.

The Webcast will be available live and in replay at http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=2164314. (Please copy and paste URL into web browser.)

Domestic participants may call (888) 323-5423; international participants may call +1 (415) 228-5016 (long distance charges will apply).  The passcode is McGraw-Hill and the conference leader is Harold McGraw III. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until May 28, 2009. Domestic participants may call (800) 679-9657; international participants may call +1 (203) 369-3317 (long distance charges will apply). No passcode is required.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

About The McGraw-Hill Companies: Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor’s, McGraw-Hill Education, BusinessWeek and J.D. Power and Associates. The Corporation has more than 280 offices in 40 countries. Sales in 2008 were $6.4 billion. Additional information is available at www.mcgraw-hill.com.

Investor Relations: http://www.mcgraw-hill.com/investor_relations

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Release issued: April 28, 2009

* * *

Contacts for The McGraw-Hill Companies:

Investor Relations:

Donald S. Rubin
Senior Vice President, Investor Relations
(212) 512-4321 (office)
donald_rubin@mcgraw-hill.com

News Media:

Steven H. Weiss
Vice President, Corporate Communications
(212) 512-2247 (office)
(917) 699-9389 (mobile)
weissh@mcgraw-hill.com

Frank Briamonte
Senior Director, Corporate Communications
(212) 512-4145 (office)
(201) 725-6133 (mobile)
frank_briamonte@mcgraw-hill.com

The McGraw-Hill Companies
Statements of Income
Periods ended March 31, 2009 and 2008

(dollars in thousands, except per share data)

(unaudited)	Three Months
	2009	2008	% Change

Revenue	$1,148,207	$1,217,871	(5.7)%

Expenses	1,023,866	1,066,811	(4.0)%

Income from operations	124,341	151,060	(17.7)%

Interest expense, net	20,591	17,830	15.5%

Income before taxes on income	103,750	133,230	(22.1)%

Provision for taxes on income	37,765	48,667	(22.4)%

Net income	65,985	84,563	(22.0)%

Less: net income attributable to noncontrolling interests	(2,981)	(3,453)	(13.7)%

Net income attributable to The McGraw-Hill Companies, Inc.	$63,004	$81,110	(22.3)%

Earnings per common share:
Basic	$0.20	$0.25	(20.0)%
Diluted	$0.20	$0.25	(20.0)%

Dividend per common share	$0.225	$0.220	2.3%

Average number of common shares outstanding:
Basic	312,017	319,945
Diluted	312,017	323,400

Exhibit 1

The McGraw-Hill Companies
Operating Results by Segment
Periods ended March 31, 2009 and 2008

(dollars in thousands)

(unaudited)	Revenue
			% Favorable
	2009	2008	(Unfavorable)
Three Months
McGraw-Hill Education	$312,628	$330,156	(5.3)%
Financial Services	610,154	644,301	(5.3)%
Information & Media	225,425	243,414	(7.4)%
Total revenue	$1,148,207	$1,217,871	(5.7)%

(unaudited)	Segment Expenses
			% Favorable
	2009	2008	(Unfavorable)
Three Months
McGraw-Hill Education	$389,224	$421,018	7.6%
Financial Services	378,561	380,249	0.4%
Information & Media	222,653	231,688	3.9%
Total segment expenses	$990,438	$1,032,955	4.1%

(unaudited)	Operating Profit/(Loss)
			% Favorable
	2009	2008	(Unfavorable)
Three Months
McGraw-Hill Education	$(76,596)	$(90,862)	15.7%
Financial Services	231,593	264,052	(12.3)%
Information & Media	2,772	11,726	(76.4)%
Total operating segments	157,769	184,916	(14.7)%
General corporate expense	(33,428)	(33,856)	1.3%
Interest expense, net	(20,591)	(17,830)	(15.5)%
Total operating profit *	$103,750	$133,230	(22.1)%

*	Income before taxes on income

Exhibit 2

The McGraw-Hill Companies
Financial Services Segment
Credit Market Services - Transaction vs. Non-Transaction Revenue
Periods ended March 31, 2009 and 2008

(dollars in thousands)

(unaudited)
	2009	2008	% Change
Three Months
Transaction Revenue (a)	$111,579	$136,598	(18.3)%
Non-Transaction Revenue (b)	279,771	290,716	(3.8)%
Total Credit Market Services Revenue	$391,350	$427,314	(8.4)%

(a)	Revenue related to rating new issuance of corporate, public finance, structured finance instruments, bank loans and corporate credit estimates.
(b)	Revenue from annual fees for frequent issuer programs, surveillance and subscriptions.

The McGraw-Hill Companies
Financial Services Segment
Credit Market Services - Domestic vs. International Revenue
Periods ended March 31, 2009 and 2008

(dollars in thousands)

(unaudited)
	2009	2008	% Change
Three Months
Domestic Revenue	$213,455	$222,795	(4.2)%
International Revenue	177,895	204,519	(13.0)%
Total Credit Market Services Revenue	$391,350	$427,314	(8.4)%

Exhibit 3

The McGraw-Hill Companies
Financial Services Segment
Reclassification of Bank Loan Ratings and Corporate Credit Estimates Revenue

(in thousands)

	Transaction Revenue
(unaudited)	2008		2008
	As Reported	Reclassification	As Adjusted
Quarter ending March 31	$118,200	$18,398	$136,598
Quarter ending June 30	166,859	20,505	187,364
Quarter ending September 30	104,180	15,842	120,022
Quarter ending December 31	83,665	10,505	94,170
Total Revenue	$472,904	$65,250	$538,154

	Non-Transaction Revenue
(unaudited)	2008		2008
	As Reported	Reclassification	As Adjusted

Quarter ending March 31	$309,114	$(18,398)	$290,716
Quarter ending June 30	341,037	(20,505)	320,532
Quarter ending September 30	319,067	(15,842)	303,225
Quarter ending December 31	312,648	(10,505)	302,143
Total Revenue	$1,281,866	$(65,250)	$1,216,616

Exhibit 4

The McGraw-Hill Companies
2008 Operating Profit/(Loss) by Quarter
Reclassification of Noncontrolling Interests

(in thousands)

(unaudited)	Q1 2008
	As Reported	Reclassification	As Adjusted
McGraw-Hill Education	$(90,266)	$(596)	$(90,862)
Financial Services	260,003	4,049	264,052
Information & Media	11,726	-	11,726
Total Operating Profit	$181,463	$3,453	$184,916

(unaudited)	Q2 2008
	As Reported	Reclassification	As Adjusted
McGraw-Hill Education	$69,535	$741	$70,276
Financial Services	299,227	3,915	303,142
Information & Media	24,799	-	24,799
Total Operating Profit	$393,561	$4,656	$398,217

(unaudited)	Q3 2008
	As Reported	Reclassification	As Adjusted
McGraw-Hill Education	$351,479	$3,239	$354,718
Financial Services	281,642	3,410	285,052
Information & Media	22,847	-	22,847
Total Operating Profit	$655,968	$6,649	$662,617

(unaudited)	Q4 2008
	As Reported	Reclassification	As Adjusted
McGraw-Hill Education	$(14,294)	$1,560	$(12,734)
Financial Services	214,555	3,556	218,111
Information & Media	32,679	-	32,679
Total Operating Profit	$232,940	$5,116	$238,056

(unaudited)	FY 2008
	As Reported	Reclassification	As Adjusted
McGraw-Hill Education	$316,454	$4,944	$321,398
Financial Services	1,055,427	14,930	1,070,357
Information & Media	92,051	-	92,051
Total Operating Profit	$1,463,932	$19,874	$1,483,806

Exhibit 5